UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 23, 2024

MULLEN AUTOMOTIVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34887	86-3289406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1405 Pioneer Street, Brea, California 92821

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(714) 613-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	MULN	The Nasdaq Stock Market, LLC (Nasdaq Capital Market)
Rights to Purchase Series A-1 Junior Participating Preferred Stock	None	The Nasdaq Stock Market, LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On October 23, 2024, Mullen Automotive Inc. (the “Company”) issued 340,000 shares (the “Shares”) of common stock, par value $.001 per share (“Common Stock”), in accordance with a settlement agreement dated October 21, 2024 (the “Settlement Agreement”) whereby the Company agreed to issue to a note holder (the “Holder”) $3.0 million (the “Settlement Amount”) of shares of its Common Stock in exchange for the satisfaction and cancellation of all obligations related to approximately $4.5 million of secured promissory notes. Pursuant to the terms of the Settlement Agreement, the number of shares of Common Stock issued to the Holder for the Settlement Amount was and will be based on the closing price of the Common Stock on the day immediately preceding such issuance, subject to an ownership limitation of 9.99%. The Company is also obligated to issue shares of Common Stock so that the Holder achieves the Settlement Amount but may satisfy any remaining balance of the Settlement Amount by cash payment. The Shares were issued, and additional shares of Common Stock issued pursuant to the Settlement Agreement will be issued, in reliance on the exemption from the registration requirements of Section 3(a)(9) of the Securities Act of 1933, as amended, which applies to transactions in which a security is exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MULLEN AUTOMOTIVE INC.

Date: October 25, 2024	By:	/s/ David Michery
David Michery
Chief Executive Officer

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